Exhibit 99.5
Item 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Belden Inc.
We have audited the accompanying consolidated balance sheets of Belden Inc. (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 14 to the consolidated financial statements, on December 31, 2006, the Company changed its method of accounting for defined pension benefit and other postretirement benefit plans.
As discussed in Notes 2 and 4 to the consolidated financial statements, Belden Inc. has retrospectively applied certain adjustments upon adoption of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and upon implementation of organizational changes resulting in changes to reported operating segments.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Belden Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 27, 2009, except for the retrospective adjustments described in Notes 2 and 4, as to which the date is June 22, 2009

Belden Inc.
Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands, except par value
	and number of shares)
ASSETS
Current assets:
Cash and cash equivalents	$227,413	$159,964
Receivables, less allowance for doubtful accounts of $4,898 and $3,893 at 2008 and 2007, respectively	292,236	373,108
Inventories, net	216,022	257,540
Deferred income taxes	22,606	28,129
Other current assets	34,826	17,384

Total current assets	793,103	836,125
Property, plant and equipment, less accumulated depreciation	324,569	369,803
Goodwill	321,478	648,882
Intangible assets, less accumulated amortization	156,025	154,786
Other long-lived assets	53,388	58,796

	$1,648,563	$2,068,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$160,744	$190,018
Accrued liabilities	180,801	160,029
Current maturities of long-term debt	—	108,744

Total current liabilities	341,545	458,791
Long-term debt	590,000	350,000
Postretirement benefits	120,256	98,084
Deferred income taxes	4,270	78,140
Other long-term liabilities	21,624	9,915
Temporary equity	—	1,256
Stockholders’ equity:
Preferred stock, par value $.01 per share— 2,000,000 shares authorized; no shares outstanding	—	—
Common stock, par value $.01 per share— 200,000,000 shares authorized; 50,334,932 shares issued; 46,491,245 and 44,593,214 shares outstanding at 2008 and 2007, respectively	503	503
Additional paid-in capital	585,704	639,161
Retained earnings	106,949	477,848
Accumulated other comprehensive income	10,227	93,198
Treasury stock, at cost— 3,843,687 and 5,741,718 shares at 2008 and 2007, respectively	(132,515)	(138,504)

Total stockholders’ equity	570,868	1,072,206

	$1,648,563	$2,068,392

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenues	$2,005,890	$2,032,841	$1,495,811
Cost of sales	(1,442,208)	(1,471,471)	(1,162,498)

Gross profit	563,682	561,370	333,313
Selling, general and administrative expenses	(362,122)	(317,481)	(202,297)
Research and development	(50,089)	(17,843)	—
Amortization of intangibles	(13,440)	(10,604)	(2,842)
Gain (loss) on sale of assets	(3,727)	8,556	1,383
Goodwill and other asset impairment	(476,492)	(3,262)	(11,079)

Operating income (loss)	(342,188)	220,736	118,478
Interest expense	(37,908)	(28,966)	(13,096)
Interest income	5,300	6,544	7,081
Other income (expense)	6,326	1,799	(187)

Income (loss) from continuing operations before taxes	(368,470)	200,113	112,276
Income tax benefit (expense)	6,644	(63,918)	(40,713)

Income (loss) from continuing operations	(361,826)	136,195	71,563
Loss from discontinued operations, net of tax	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	(4,298)

Net income (loss)	$(361,826)	$136,195	$65,935

Weighted average number of common shares and equivalents:
Basic	44,692	44,877	43,319
Diluted	44,692	50,615	50,276

Basic income (loss) per share:
Continuing operations	$(8.10)	$3.03	$1.65
Discontinued operations	—	—	(0.03)
Disposal of discontinued operations	—	—	(0.10)

Net income (loss)	$(8.10)	$3.03	$1.52

Diluted income (loss) per share:
Continuing operations	$(8.10)	$2.71	$1.48
Discontinued operations	—	—	(0.03)
Disposal of discontinued operations	—	—	(0.08)

Net income (loss)	$(8.10)	$2.71	$1.37

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Cash Flow Statements

	Years Ended December 31,
	2008	2007	2006
		(In thousands)
Cash flows from operating activities:
Net income (loss)	$(361,826)	$136,195	$65,935
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,836	51,746	38,616
Deferred income tax expense (benefit)	(37,803)	24,423	18,896
Provision for inventory obsolescence	12,994	4,802	14,395
Goodwill and other asset impairment	476,492	3,262	11,079
Share-based compensation expense	13,568	10,562	5,765
Loss (gain) on disposal of tangible assets	3,727	(8,556)	3,690
Amortization of discount on convertible subordinated notes	1,256	1,459	—
Pension funding in excess of pension expense	(6,917)	(5,883)	(21,273)
Excess tax benefits related to share-based compensation	(1,279)	(8,533)	(7,369)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	73,526	5,148	(12,730)
Inventories	28,188	21,428	34,462
Deferred cost of sales	(7,270)	—	—
Accounts payable	(35,666)	18,935	22,591
Accrued liabilities	(14,042)	9,161	(25,098)
Deferred revenue	18,266	—	—
Accrued taxes	(31,562)	(30,620)	(5,254)
Other assets	(1,533)	(12,835)	7,341
Other liabilities	(13,081)	(15,138)	(9,890)

Net cash provided by operating activities	173,874	205,556	141,156

Cash flows from investing activities:
Cash used to invest in or acquire businesses	(147,384)	(589,816)	(11,715)
Capital expenditures	(53,561)	(63,501)	(21,663)
Proceeds from disposal of tangible assets	40,898	60,182	34,059
Cash provided by (used for) other investing activities	—	2,911	(2,146)

Net cash used for investing activities	(160,047)	(590,224)	(1,465)

Cash flows from financing activities:
Borrowings under credit arrangements	240,000	566,000	—
Payments under borrowing arrangements	(110,000)	(278,000)	(59,051)
Payments under share repurchase program	(68,336)	(31,664)	—
Cash dividends paid	(8,926)	(9,026)	(8,736)
Debt issuance costs paid	—	(11,070)	(1,063)
Proceeds from exercises of stock options	6,103	32,335	38,808
Excess tax benefits related to share-based payments	1,279	8,533	7,369

Net cash provided by (used for) financing activities	60,120	277,108	(22,673)

Effect of currency exchange rate changes on cash and cash equivalents	(6,498)	13,373	2,495

Increase (decrease) in cash and cash equivalents	67,449	(94,187)	119,513
Cash and cash equivalents, beginning of year	159,964	254,151	134,638

Cash and cash equivalents, end of year	$227,413	$159,964	$254,151

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Stockholders’ Equity Statements

								Accumulated Other
								Comprehensive Income (Loss)
			Additional				Unearned	Translation	Pension and
	Common Stock		Paid-In	Retained	Treasury Stock		Deferred	Component	Postretirement
(in thousands)	Shares	Amount	Capital	Earnings	Shares	Amount	Compensation	of Equity	Liability	Total
Balance at December 31, 2005	50,346	$503	$540,430	$290,870	(8,010)	$(111,078)	$(336)	$11,648	$(18,529)	$713,508
Net income	—	—	—	65,935	—	—	—	—	—	65,935
Foreign currency translation	—	—	—	—	—	—	—	33,193	—	33,193
Minimum pension liability, net of $1.7 million tax expense	—	—	—	—	—	—	—	—	4,152	4,152

Comprehensive income										103,280
Exercise of stock options	—	—	38,510	—	1,822	298	—	—	—	38,808
Share-based compensation, net of tax withholding forfeitures	(11)	—	12,812	—	4	(320)	—	—	—	12,492
Dividends ($.20 per share)	—	—	—	(8,736)	—	—	—	—	—	(8,736)
Adoption of SFAS No. 123(R)	—	—	(336)	—	—	—	336	—	—	—
Adoption of SFAS No. 158, net of $8.2 million deferred tax benefit	—	—	—	—	—	—	—	—	(15,451)	(15,451)

Balance at December 31, 2006	50,335	503	591,416	348,069	(6,184)	(111,100)	—	44,841	(29,828)	843,901
Net income	—	—	—	136,195	—	—	—	—	—	136,195
Foreign currency translation	—	—	—	—	—	—	—	63,879	—	63,879
Adjustments to pension and postretirement liability, net of $6.4 million tax benefit	—	—	—	—	—	—	—	—	14,306	14,306

Comprehensive income										214,380
Share repurchase program	—	—	—	—	(677)	(31,664)	—	—	—	(31,664)
Exercise of stock options, net of tax withholding forfeitures	—	—	27,651	—	1,125	4,573	—	—	—	32,224
Share-based compensation, net of tax withholding forfeitures	—	—	19,623	—	(6)	(313)	—	—	—	19,310
Dividends ($.20 per share)	—	—	—	(9,100)	—	—	—	—	—	(9,100)
Exchange of convertible notes	—	—	(988)	—	—	—	—	—	—	(988)
Accretion of convertible notes	—	—	1,459	—	—	—	—	—	—	1,459
Adoption of FIN No. 48	—	—	—	2,684	—	—	—	—	—	2,684

Balance at December 31, 2007	50,335	503	639,161	477,848	(5,742)	(138,504)	—	108,720	(15,522)	1,072,206
Net loss	—	—	—	(361,826)	—	—	—	—	—	(361,826)
Foreign currency translation	—	—	—	—	—	—	—	(63,045)	—	(63,045)
Adjustments to pension and postretirement liability, net of $14.3 million tax benefit	—	—	—	—	—	—	—	—	(19,926)	(19,926)

Comprehensive loss										(444,797)
Share repurchase program	—	—	—	—	(1,754)	(68,336)	—	—	—	(68,336)
Exercise of stock options, net of tax withholding forfeitures	—	—	1,141	—	239	4,900	—	—	—	6,041
Release of restricted stock, net of tax withholding forfeitures	—	—	(2,225)	—	69	918				(1,307)
Share-based compensation	—	—	14,847	—	—	—	—	—	—	14,847
Accretion of convertible notes	—	—	1,256	—	—	—	—	—	—	1,256
Conversion of convertible subordinated debentures	—	—	(68,507)	—	3,344	68,507	—	—	—	—
Dividends ($.20 per share)	—	—	31	(9,073)	—	—	—	—	—	(9,042)

Balance at December 31, 2008	50,335	$503	$585,704	$106,949	(3,844)	$(132,515)	$—	$45,675	$(35,448)	$570,868

The accompanying notes are integral part of these Consolidated Financial Statements

Notes to Consolidated Financial Statements
Note 1: Basis of Presentation
Business Description
Belden Inc. (the Company, Belden, we, us, or our) designs, manufactures, and markets signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace.
Consolidation
The accompanying Consolidated Financial Statements include Belden Inc. and all of its subsidiaries. We eliminate all significant affiliate accounts and transactions in consolidation.
Foreign Currency Translation
For international operations with functional currencies other than the United States dollar, we translate assets and liabilities at current exchange rates; we translate income and expenses using average exchange rates. We report the resulting translation adjustments, as well as gains and losses from certain affiliate transactions, in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. We include exchange gains and losses on transactions in operating income.
Reporting Periods
Our fiscal year and fiscal fourth quarter both end on December 31. Typically, our fiscal first, second and third quarter each end on the last Sunday falling on or before their respective calendar quarter-end.
Use of Estimates in the Preparation of the Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and operating results and the disclosure of contingencies. Actual results could differ from those estimates. We make significant estimates in regard to receivables collectibility, inventory valuation, realization of deferred tax assets, valuation of goodwill and other long-lived assets, valuation of contingent liabilities, calculation of share-based compensation, calculation of pension and other postretirement benefits expense, and valuation of acquired businesses.
Reclassifications
We have made certain reclassifications to the 2007 and 2006 Consolidated Financial Statements with no impact to reported net income in order to conform to the 2008 presentation.

Note 2: Summary of Significant Accounting Policies
Cash and Cash Equivalents
We classify cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents. We periodically have cash equivalents consisting of short-term money market funds and other investments. The primary objective of our short-term investment activities is to preserve our capital for the purpose of funding operations. We do not enter into short-term investments for trading or speculative purposes. The fair value of these short-term investments is based on quoted market prices in active markets.
Accounts Receivable
We classify amounts owed to us and due within twelve months, arising from the sale of goods or services in the normal course of business, as current receivables. We classify receivables due after twelve months as other long-lived assets.
We adjust our receivable balances when we grant trade, promotion, and other special price reductions such as price protection, contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also adjust receivable balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Adjustments) through individual customer records, we estimate the amount of outstanding Adjustments and recognize them against our gross accounts receivable and gross revenues. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Adjustments patterns. We charge revisions to these estimates to accounts receivable and revenues in the period in which the facts that give rise to each revision become known. Future market conditions might require us to take actions to further reduce prices and increase customer return authorizations, possibly resulting in an incremental reduction of accounts receivable and revenues at the time the reduction or return is authorized. Unprocessed receivable credits at December 31, 2008 and 2007 totaled $11.3 million and $9.4 million, respectively.
We evaluate the collectibility of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realizability of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. We record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. We recognized bad debt expense of $3.2 million, $1.6 million and $0.5 million in 2008, 2007, and 2006, respectively.
Inventories and Related Reserves
Inventories are stated at the lower of cost or market. We determine the cost of all raw materials, work-in-process and finished goods inventories by the first in, first out method. Cost components of inventories include direct labor, applicable production overhead and amounts paid to suppliers of materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.

We evaluate the realizability of our inventory on a product-by-product basis in light of historical and anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition or where inventory cost exceeds net realizable value, we record a charge to cost of goods sold and reduce the inventory to its net realizable value. The allowances for excess and obsolete inventories at December 31, 2008 and 2007 totaled $25.2 million and $19.5 million, respectively.
Property, Plant and Equipment
We record property, plant and equipment at cost. We calculate depreciation on a straight-line basis over the estimated useful lives of the related assets ranging from 10 to 40 years for buildings, 5 to 12 years for machinery and equipment and 5 years for computer equipment and software. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. We charge maintenance and repairs—both planned major activities and less-costly, ongoing activities—to expense as incurred. We capitalize interest costs associated with the construction of capital assets and amortize the costs over the assets’ useful lives.
We review property, plant and equipment to determine whether an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We base our evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. If impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset.
Intangible Assets
Our intangible assets consist of (a) definite-lived assets subject to amortization such as developed technology, favorable customer contracts, customer relationships and backlog, and (b) indefinite-lived assets not subject to amortization such as goodwill and trademarks. We calculate amortization of the definite-lived intangible assets on a straight-line basis over the estimated useful lives of the related assets ranging from less than one year for backlog to in excess of twenty-five years for certain of our customer relationships.
We evaluate goodwill for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of goodwill may no longer be recoverable. We compare the fair value of each reporting unit to its carrying value. We determine the fair value using the income approach as reconciled to our aggregate market capitalization. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. In 2008, we recognized goodwill impairment charges totaling $433.7 million. We did not recognize any goodwill impairment charges in 2007 and 2006. See Note 9 for further discussion.

We also evaluate intangible assets not subject to amortization for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying values of those assets may no longer be recoverable. We compare the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess. In 2008, we recognized trademark impairment charges totaling $22.4 million. We did not recognize any trademark impairment charges in 2007 and 2006. See Note 9 for further discussion.
We review intangible assets subject to amortization whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment. We did not recognize any impairment charges for amortizable intangible assets in 2008, 2007, and 2006.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.
Accrued Sales Rebates
We grant incentive rebates to selected customers as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered. Accrued sales rebates at December 31, 2008 and 2007 totaled $20.5 million and $29.3 million, respectively.
Contingent Liabilities
We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis, and we adjust the balances to account for changes in circumstances for ongoing and emerging issues.
We accrue environmental remediation costs, on an undiscounted basis, based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel. We expense environmental compliance costs, which include maintenance and operating costs with respect to ongoing monitoring programs, as incurred. We generally depreciate capitalized environmental costs over a 15-year life. We evaluate the range of potential costs to remediate environmental sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of our involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites, and other factors.
We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Assessments regarding the ultimate cost of lawsuits require judgments concerning matters such as the anticipated outcome of negotiations, the number and cost of pending and future claims, and the impact of evidentiary requirements. Based on facts currently available, we believe the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, results of operations or cash flow.
Business Combination Accounting
We allocate the cost of an acquired entity to the assets and liabilities acquired based upon their estimated fair values at the business combination date. We also identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill. We have historically relied upon the use of third-party valuation specialists to assist in the estimation of fair values for tangible long-lived assets and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values at the business combination date. With respect to accrued liabilities acquired, we use all available information to make our best estimates of their fair values at the business combination date. When necessary, we rely upon the use of third-party actuaries to assist in the estimation of fair value for certain liabilities.
Revenue Recognition
We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectibility is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement. We record revenue net of estimated rebates, price allowances, invoicing adjustments, and product returns. We charge revisions to these estimates back to revenue in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase customer rebates and price allowance offerings, possibly resulting in an incremental reduction of revenue at the time the rebate or allowance is offered. We recognized rebates, allowances, adjustments, and product returns totaling $146.7 million, $109.0 million, and $101.4 million as deductions to gross revenues in 2008, 2007, and 2006, respectively.
Our Wireless segment accounts for revenue in accordance with Statement of Position No. 97-2, Software Revenue Recognition, and all related amendments and interpretations. Sales from our Wireless segment often involve multiple elements, principally hardware, software, hardware and software maintenance and other support services. When a sale involves multiple elements, we allocate the proceeds from the arrangement to each respective element based on its VSOE of fair value and recognize revenue when each element’s revenue recognition criteria are met. VSOE of fair value for each element is established based on the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element of an agreement and the only undelivered element is support, the proceeds from the arrangement are deferred and recognized ratably over the period that the support is delivered. Through December 31, 2008, our Wireless segment did not establish VSOE of fair value of post-contract customer support. As a result, the proceeds and related cost of sales from revenue transactions involving multiple-element arrangements were deferred and recognized ratably over the post-contract customer support period, ranging from one to three years. As of December 31, 2008, total deferred revenue and deferred cost of sales were $20.2 million and $7.3 million, respectively. Of the total deferred revenue, $17.5 million is included in accrued liabilities, and $2.7 million is included in other long-term liabilities. Of the total deferred cost of sales, $6.4 million is included in other current assets and $0.9 million is included in other long-lived assets.
Shipping and Handling Costs
We recognize fees earned on the shipment of product to customers as revenues and recognize costs incurred on the shipment of product to customers as a cost of sales. We recognized certain handling costs, primarily incurred at our distribution centers, totaling $13.0 million and $9.4 million as selling, general and administrative (SG&A) expenses in 2007 and 2006, respectively. All handling costs were recognized as cost of sales in 2008.
Research and Development Costs
Research and development costs are expensed as incurred.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $19.0 million, $16.9 million, and $10.3 million for 2008, 2007, and 2006, respectively.
Share-Based Compensation
We compensate certain employees with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. We estimate the fair values of certain awards on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and post-vesting cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on historical price data for our common stock and other economic data trended into future years. After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience.
Income Taxes
Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable to taxing authorities because of the recognition of revenues and expenses in different periods for income tax purposes than for financial statement purposes. Income taxes are provided as if operations in all countries, including the United States, were stand-alone businesses filing separate tax returns. We have determined that undistributed earnings from our international subsidiaries will not be remitted to the United States in the foreseeable future and, therefore, no additional provision for United States taxes has been made on foreign earnings.
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and pretax income under GAAP. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes.

Our effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish accruals for uncertain tax positions when, despite the belief that our tax return positions are fully supported, we believe that certain positions are likely to be challenged and that our position may not be fully sustained. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made.
Recent Accounting Pronouncements
On January 1, 2008, we adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, for financial assets and liabilities. This Statement establishes a framework for measuring fair value within generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This Statement does not require any new fair value measurements following generally accepted accounting principles. However, the definition of fair value in SFAS No. 157 may affect assumptions used by companies in determining fair value. Adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on our operating results, cash flows or financial condition. In accordance with Financial Accounting Standards Board (FASB) Staff Position FAS 157-2, we will adopt SFAS No. 157 on January 1, 2009 for non-financial assets and liabilities. This adoption is not expected to significantly impact our estimates of value related to long-lived and intangible assets such as our annual estimate of fair value of our reporting units for goodwill impairment testing purposes.
On January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value in an effort to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. Adoption of SFAS No. 159 did not have a material impact on our operating results, cash flows or financial condition as we elected not to use the fair value measurement option on our financial instruments and other applicable items.
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141 and retains the fundamental requirements in SFAS No. 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination. This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. SFAS No. 141(R) requires an acquirer in a business combination to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. SFAS No. 141(R) becomes effective for us on January 1, 2009, and will change our accounting treatment for any business combination on or after that date.
On January 1, 2009, we adopted FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). This FSP changes the accounting for our $110.0 million aggregate principal convertible subordinated debentures that were converted into cash and shares of common stock in 2008 (see Note 12). The FSP requires that we allocate the proceeds from the debt issuance between debt and equity components in a manner that reflects our nonconvertible debt borrowing rate. The equity component reflects the value of the conversion feature of the debentures. The FSP requires retrospective application to all periods presented, however, it was not applicable to our $110.0 million aggregate principal convertible subordinated debentures until 2007 when we inserted a net share settlement feature (see Note 12). As such, certain amounts in 2007 and 2008 have been adjusted in these consolidated financial statements. The tables below summarize the impact of the adjustments to our consolidated statements of operations for the years ended December 31, 2008 and 2007, and our consolidated balance sheets as of December 31, 2008 and 2007. There was no change to our consolidated statement of operations for the year ended December 31, 2006.

	Years Ended December 31,
	2008	2007
	(In thousands, except per share amounts)
Interest expense
As previously reported	$36,660	$27,516
As adjusted	$37,908	$28,966
Income (loss) before taxes
As previously reported	$(367,222)	$201,563
As adjusted	$(368,470)	$200,113
Income tax benefit (expense)
As previously reported	$6,195	$(64,440)
As adjusted	$6,644	$(63,918)
Net income (loss)
As previously reported	$(361,027)	$137,123
As adjusted	$(361,826)	$136,195
Basic income (loss) per share
As previously reported	$(8.08)	$3.06
As adjusted	$(8.10)	$3.03
Diluted income (loss) per share
As previously reported	$(8.08)	$2.73
As adjusted	$(8.10)	$2.71

	December 31,
	2008	2007
	(In thousands)
Deferred income tax assets
As previously reported	$22,606	$28,578
As adjusted	$22,606	$28,129
Other current assets
As previously reported	$34,826	$17,392
As adjusted	$34,826	$17,384
Current maturities of long-term debt
As previously reported	$—	$110,000
As adjusted	$—	$108,744
Temporary equity
As previously reported	$—	$—
As adjusted	$—	$1,256
Additional paid-in capital
As previously reported	$583,977	$638,690
As adjusted	$585,704	$639,161
Retained earnings
As previously reported	$108,676	$478,776
As adjusted	$106,949	$477,848
Note 3: Acquisitions
On July 16, 2008, we acquired Trapeze Networks, Inc. (Trapeze) for cash of $136.0 million, including transaction costs and net of cash acquired. We financed the total purchase price with borrowings under our revolving credit facility. California-based Trapeze is a provider of wireless local area networking equipment. The acquisition of Trapeze improves our ability to provide a full complement of signal transmission solutions including wireless systems. The results of operations of Trapeze have been included in our results of operations from July 16, 2008. Trapeze is reported as a separate operating segment disclosed as the Wireless segment. The following table summarizes the fair values of the assets acquired and liabilities assumed as of July 16, 2008 (in thousands).

Receivables	$9,367
Inventories	6,058
Other current assets	2,328
Deferred taxes	9,868
Property, plant and equipment	1,700
Goodwill	81,409
Other intangible assets	39,240
Other long-lived assets	216

Total assets	$150,186

Accounts payable	$7,630
Accrued liabilities	6,483
Other long-term liabilities	41

Total liabilities	14,154

Net assets	$136,032

The allocation above differs from our initial allocation primarily due to the completion of the identifiable intangible asset valuations in the fourth quarter of 2008. As a result of this change and others, the amount allocated to goodwill decreased by $0.4 million.
The above purchase price allocation is preliminary. We plan to incur costs in connection with realigning portions of Trapeze. Management began formulating these restructuring plans as of the acquisition date and expects to complete these plans by the end of the second quarter of 2009. Any costs incurred associated with the restructuring plans will change the amount of the purchase price allocable to goodwill.
Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. None of the goodwill related to the Trapeze acquisition is deductible for tax purposes. Intangible assets related to the acquisition consisted of the following:

	Estimated	Amortization
	Fair Value	Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technologies	$20,100	4.0
Customer relations	11,400	10.0
Backlog	740	0.1

Total intangible assets subject to amortization	32,240

Intangible assets not subject to amortization:
Goodwill	81,409
Trademark	7,000

Total intangible assets not subject to amortization	88,409

Total intangible assets	$120,649

Weighted average amortization period		6.0

During 2007, we completed three acquisitions. We acquired Hirschmann Automation and Control GmbH (Hirschmann) on March 26, 2007, for $258.0 million. Hirschmann has its headquarters in Germany and is a leading supplier of Industrial Ethernet solutions and industrial connectivity. The acquisition of Hirschmann enables us to deliver connectivity and networking solutions for demanding industrial environments and large-scale infrastructure projects worldwide. On March 27, 2007, we acquired LTK Wiring Co. Ltd. (LTK), a Hong Kong company, for $214.4 million. LTK is one of the largest manufacturers of electronic cable for the China market. LTK gives us a strong presence in China among OEM customers, including consumer electronics manufacturers. On April 30, 2007, we purchased the assets of Lumberg Automation Components (Lumberg Automation) for $117.6 million. Lumberg Automation has its headquarters in Germany and is a leading supplier of industrial connectors, high performance cord-sets and fieldbus communication components for factory automation machinery. Lumberg Automation complements the industrial connectivity portfolio of Hirschmann as well as our expertise in signal transmission. The results of operations of each acquisition have been included in our results of operations from their respective acquisition dates. Hirschmann and Lumberg Automation are primarily included in the Europe, Middle East and Africa (EMEA) segment, however, certain portions are included in the Americas and Asia Pacific segments. LTK is included in the Asia Pacific segment.

All three 2007 acquisitions were cash transactions and were valued in total at $590.0 million, net of cash acquired and including transaction costs. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates in 2007 (in thousands).

Receivables	$143,514
Inventories	80,047
Other current assets	11,531
Property, plant and equipment	94,239
Goodwill	378,355
Other intangible assets	88,629
Other long-lived assets	29,014

Total assets	$825,329

Accounts payable	$92,824
Accrued liabilities	56,340
Postretirement benefits	57,274
Deferred income taxes	21,988
Other long-term liabilities	6,926

Total liabilities	235,352

Net assets	$589,977

The allocation above differs from our preliminary allocation as of December 31, 2007 primarily due to the following adjustments that we recorded in 2008:
•	a $15.9 million decrease in the estimated fair value of property, plant and equipment;

•	a $23.9 million accrual for restructuring costs related to finalizing certain plans to realign portions of the acquired businesses;

•	a $4.3 million accrual for unfavorable lease agreements and service provider contracts; and

•	a $4.5 million increase to current deferred tax assets, and a $10.2 million decrease to long-term deferred tax liabilities related to the adjustments described above.

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. Intangible assets related to the 2007 acquisitions consisted of the following:

	Estimated	Amortization
	Fair Value	Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Customer relations	$25,103	17.0
Developed technologies	24,739	4.7
Backlog	2,430	0.1

Total intangible assets subject to amortization	52,272

Intangible assets not subject to amortization:
Goodwill	378,355
Trademarks	36,357

Total intangible assets not subject to amortization	414,712

Total intangible assets	$466,984

Weighted average amortization period		10.4

Goodwill of $277.0 million and $101.4 million was assigned to the EMEA segment and Asia Pacific segment, respectively. Approximately $67 million of the total goodwill related to the 2007 acquisitions is deductible for tax purposes.
Trademarks for the 2007 and 2008 acquisitions have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely. Portions of the goodwill and trademarks associated with the 2007 and 2008 acquisitions were impaired during 2008. See Note 9.
The amortizable intangible assets reflected in the tables above were determined by us to have finite lives. The useful lives for the developed technologies intangible assets were based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible assets. The useful lives for the customer relations intangible assets were based on our forecasts of customer turnover. The useful lives of the backlog intangible assets were based on our estimate of when the ordered items would ship.
The following table reflects the 2008 unaudited pro forma operating results of the Company as if the Trapeze acquisition had been completed as of January 1, 2008. The following table reflects the 2007 unaudited pro forma operating results of the Company as if the Trapeze, Hirschmann, LTK, and Lumberg acquisitions had been completed as of January 1, 2007.

	Years Ended December 31,
	2008	2007
	Unaudited (in thousands, except per share data)
Revenues	$2,029,667	$2,233,971
Net income (loss)	(380,689)	106,468
Net income (loss) per diluted share	(8.52)	2.12

For purposes of the pro forma disclosures, 2008 includes expenses of $2.7 million ($1.7 million after tax) from the effects of purchase accounting. For 2007, the pro forma disclosures include $18.5 million ($12.1 million after tax) of expenses from the effects of purchase accounting, including inventory cost step-up of $13.8 million that was recognized in cost of sales, amortization of sales backlog intangible assets of $3.2 million, and other charges of $1.5 million. The pro forma information above also reflects interest expense assuming borrowings at the beginning of each respective period of $350.0 million of 7.0% senior subordinated notes and $376.0 million at 5.6% interest under our senior secured credit agreement to finance the acquisitions.
The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed these acquisitions on the dates assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisitions.
Note 4: Operating Segments and Geographic Information
During the first quarter of 2009, we made organizational changes to consolidate our North American operations, primarily consisting of consolidating our former Specialty Products and Belden Americas segments. This reorganization resulted in a change in our reported operating segments. We have organized the enterprise around geographic areas except for our wireless business. We now conduct our operations through four reported operating segments—Americas; Wireless; EMEA; and Asia Pacific. We have reclassified all segment disclosures to conform to the new segment presentation.
The Americas segment and the EMEA segment design, manufacture, and market metallic cable, fiber optic cable, connectivity products, and certain other non-cable products with industrial, communications/networking, video/sound/security, and transportation/defense applications. Prior to the acquisition of LTK, our Asia Pacific segment only marketed products manufactured by other segments. Through the acquisition of LTK in 2007, the Asia Pacific segment now has cable design and manufacturing capabilities. The Wireless segment develops and provides technologies, systems, and services to deploy, scale and effectively manage wireless LAN applications. We sell the products manufactured by our segments principally through distributors or directly to systems integrators and original equipment manufacturers.
We evaluate segment performance and allocate resources based on operating income and working capital. Operating income of the segments includes all the ongoing costs of operations, but excludes interest and income taxes. Allocations to or from these segments are not significant. Transactions between the segments are conducted on an arms-length basis. With the exception of unallocated goodwill, certain unallocated tax assets, and tangible assets located at our corporate headquarters, substantially all of our assets are utilized by the segments.

Operating Segment Information

					Total
Year Ended December 31, 2008	Americas	Wireless	EMEA	Asia Pacific	Segments
	(In thousands)
External customer revenues	$1,041,247	$13,722	$577,672	$373,249	$2,005,890
Affiliate revenues	61,568	298	85,639	111	147,616
Total revenues	1,102,815	14,020	663,311	373,360	2,153,506
Depreciation and amortization	(21,794)	(5,512)	(19,748)	(9,080)	(56,134)
Asset impairment	(50,823)	(32,808)	(253,361)	(112,047)	(449,039)
Operating income (loss)	106,893	(54,317)	(218,379)	(66,093)	(231,896)
Total assets	455,764	143,423	527,508	273,930	1,400,625
Acquisition of property, plant and equipment	11,243	66	10,693	20,702	42,704

			Asia	Total
Year Ended December 31, 2007	Americas	EMEA	Pacific	Segments
	(In thousands)
External customer revenues	$1,155,348	$556,765	$320,728	$2,032,841
Affiliate revenues	73,030	62,497	464	135,991
Total revenues	1,228,378	619,262	321,192	2,168,832
Depreciation and amortization	(23,243)	(21,221)	(7,005)	(51,469)
Asset impairment	(1,870)	(1,392)	—	(3,262)
Operating income (loss)	210,597	42,360	37,991	290,948
Total assets	618,104	865,349	369,348	1,852,801
Acquisition of property, plant and equipment	32,810	13,254	16,166	62,230

			Asia	Total
Year Ended December 31, 2006	Americas	EMEA	Pacific	Segments
	(In thousands)
External customer revenues (1)	$1,066,435	$365,079	$64,297	$1,495,811
Affiliate revenues (1)	63,423	8,659	—	72,082
Total revenues (1)	1,129,858	373,738	64,297	1,567,893
Depreciation and amortization (1)	(25,211)	(10,297)	(153)	(35,661)
Asset impairment (1)	(8,557)	(2,522)	—	(11,079)
Operating income (loss) (1)	148,477	4,072	6,803	159,352
Total assets	596,670	348,480	24,660	969,810
Acquisition of property, plant and equipment	16,744	4,166	385	21,295

(1)	Excludes discontinued operations.

Total segment operating income (loss) differs from net income (loss) reported in the Consolidated Financial Statements as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Total segment operating income (loss)	$(231,896)	$290,948	$159,352
Corporate expenses	(74,889)	(43,313)	(29,220)
Eliminations	(35,403)	(26,899)	(11,654)

Total operating income (loss)	(342,188)	220,736	118,478
Interest expense	(37,908)	(28,966)	(13,096)
Interest income	5,300	6,544	7,081
Other income (expense)	6,326	1,799	(187)
Income tax benefit (expense)	6,644	(63,918)	(40,713)

Income (loss) from continuing operations	(361,826)	136,195	71,563
Loss from discontinued operations, net of tax	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	(4,298)

Net income (loss)	$(361,826)	$136,195	$65,935

Below are reconciliations of other segment measures to the consolidated totals.

	Year Ended December 31,
	2008	2007	2006
		(In thousands)
Total segment depreciation and amortization	$(56,134)	$(51,469)	$(35,661)
Corporate depreciation and amortization	(702)	(277)	(232)

Total depreciation and amortization	$(56,836)	$(51,746)	$(35,893)

Total segment asset impairment	$(449,039)	$(3,262)	$(11,079)
Corporate asset impairment	(27,453)	—	—

Total asset impairment	$(476,492)	$(3,262)	$(11,079)

Total segment assets	$1,400,625	$1,852,801	$969,810
Corporate assets	247,938	215,591	386,158

Total assets	$1,648,563	$2,068,392	$1,355,968

Total segment acquisition of property, plant and equipment	$42,704	$62,230	$21,295
Corporate acquisition of property, plant and equipment	10,857	1,271	368

Total acquisition of property, plant and equipment	$53,561	$63,501	$21,663

Product Group Information
Sales by major product group for the year ended December 31, 2008 consisted of $1.5 billion of cable products, $247.2 million of connectors, $236.1 million of active connectivity products, and $13.7 million of wireless products.

Geographic Information
The following table identifies revenues by country based on the location of the customer and long-lived assets by country based on physical location.

	United	Canada &	Europe, Africa	Asia
	States	Latin America	& Middle East	Pacific	Total
			(In thousands)
Year ended December 31, 2008
Revenues	$842,766	$192,524	$570,115	$400,485	$2,005,890
Percent of total revenues	42%	10%	28%	20%	100%
Long-lived assets	$463,507	$16,223	$283,476	$92,254	$855,460

Year ended December 31, 2007
Revenues	$925,697	$222,207	$548,456	$336,481	$2,032,841
Percent of total revenues	45%	11%	27%	17%	100%
Long-lived assets	$464,643	$47,158	$537,712	$182,754	$1,232,267

Year ended December 31, 2006
Revenues	$855,390	$198,468	$365,186	$76,767	$1,495,811
Percent of total revenues	57%	13%	25%	5%	100%
Long-lived assets	$349,749	$45,889	$145,069	$532	$541,239
Major Customer
Revenues generated from sales to Anixter International Inc., primarily in the Americas segment, were $329.3 million (16% of revenue), $336.8 million (17% of revenues), and $309.8 million (21% of revenues) for 2008, 2007, and 2006, respectively.
Note 5: Discontinued Operations
During 2006, we sold certain assets and liabilities of our discontinued operation in Manchester, United Kingdom for approximately $28.0 million cash and recognized a $4.3 million after-tax loss.
We did not have any discontinued operations in 2008 and 2007. Operating results from discontinued operations in 2006 include the following (in thousands):

Results of Operations:
Revenues	$27,644
Loss before taxes	$(1,900)
Income tax benefit	570

Net loss	$(1,330)

Disposal:
Loss before taxes	$(6,140)
Income tax benefit	1,842

Net loss	$(4,298)

Note 6: Income (Loss) Per Share
The following table presents the basis of the income (loss) per share computation:

	For the Year Ended December 31,
	2008	2007	2006
		(In thousands)
Numerator for basic income (loss) per share:
Income (loss) from continuing operations	$(361,826)	$136,195	$71,563
Loss from discontinued operations	—	—	(1,330)
Loss on disposal of discontinued operations	—	—	(4,298)

Net income (loss)	$(361,826)	$136,195	$65,935

Numerator for diluted income (loss) per share:
Income (loss) from continuing operations	$(361,826)	$136,195	$71,563
Tax-effected interest expense on convertible subordinated debentures	—	875	2,710

Adjusted income (loss) from continuing operations	(361,826)	137,070	74,273
Loss from discontinued operations	—	—	(1,330)
Loss on disposal of discontinued operations	—	—	(4,298)

Adjusted net income (loss)	$(361,826)	$137,070	$68,645

Denominator:
Denominator for basic income (loss) per share—weighted average shares	44,692	44,877	43,319
Effect of dilutive common stock equivalents	—	5,738	6,957

Denominator for diluted income (loss) per share—adjusted weighted average shares	44,692	50,615	50,276

For the years ended December 31, 2008, 2007, and 2006, we did not include 2.8 million, 0.5 million, and 0.5 million outstanding equity awards, respectively, in our development of the denominators used in the diluted income per share computations because they were anti-dilutive.
Note 7: Inventories
The major classes of inventories were as follows:

	December 31,
	2008	2007
	(In thousands)
Raw materials	$62,701	$78,847
Work-in-process	45,900	57,562
Finished goods	128,672	136,305
Perishable tooling and supplies	3,946	4,355

Gross inventories	241,219	277,069
Obsolescence and other reserves	(25,197)	(19,529)

Net inventories	$216,022	$257,540

In 2006, we changed the parameters we apply to calculate our allowance for excess and obsolete inventories to conform to our goal to better manage our working capital and reduce our reliance on finished goods inventory as well as to include a more consistent definition of what constitutes excess and obsolete inventory. We recognized a pretax charge of approximately $11.1 million in cost of sales during 2006 to reflect a change in accounting estimate related to measurement of our allowances for excess and obsolete inventories. The effect of this change on 2006 income from continuing operations was approximately $7.3 million or $0.14 per diluted share.

Note 8: Property, Plant and Equipment
The carrying values of property, plant and equipment were as follows:

	December 31,
	2008	2007
	(in thousands)
Land and land improvements	$34,462	$45,443
Buildings and leasehold improvements	139,268	143,244
Machinery and equipment	386,002	451,733
Computer equipment and software	47,464	42,276
Construction in process	35,376	30,430

Gross property, plant and equipment	642,572	713,126
Accumulated depreciation	(318,003)	(343,323)

Net property, plant and equipment	$324,569	$369,803

Disposals
During 2008, we sold our cable assembly operation in the Czech Republic for $8.2 million and recognized no gain or loss on the transaction. We also sold a non-strategic portion of the Hirschmann business and recorded a loss of $2.8 million in the EMEA segment operating results.
We sold and leased back under a normal sale-leaseback certain Americas segment real estate in Mexico during 2008. The sales price was $25.0 million, and we recognized a loss of $0.9 million on the transaction. The lease term is 15 years with an option to renew up to an additional 10 years.
During 2007, we completed the sale of our telecommunications cable operation in the Czech Republic for $25.7 million and recorded a gain of $7.8 million in the EMEA segment operating results. Of the $25.7 million in proceeds, $19.9 million was received in 2007 and $5.8 million was received in 2008. We also sold certain EMEA segment real estate in the Netherlands for $4.0 million and recognized a gain of $0.1 million.
We sold and leased back certain EMEA segment real estate in the Netherlands during 2007. The sales price was $10.0 million, and we deferred a gain of $1.6 million. The lease term is five years with an option to renew up to an additional five years. Of the $10.0 million in proceeds, $9.3 million was received in 2007 and $0.7 million was received in 2008.
During 2007, we sold certain Americas segment real estate and equipment in South Carolina, Vermont and Canada for $20.4 million cash. We recognized an aggregate $0.1 million loss on the disposals of these assets in the Americas segment operating results. We also sold certain Americas segment real estate and equipment in Illinois for $4.2 million cash and recognized a gain of $0.7 million.
During 2006, we sold property, plant and equipment in Sweden for $2.4 million cash and recognized a gain of $1.4 million.
Impairment
During 2008, we recognized an impairment loss of $7.3 million in the operating results of our Americas segment due to the decision to close our manufacturing facility in Manchester, Connecticut. We also recognized impairment losses of $6.9 million and $1.2 million in the operating results of our Americas and EMEA segments, respectively, related to our decision to consolidate capacity and dispose of excess machinery and equipment. We estimated the fair values of the asset groups based upon anticipated net proceeds from their disposals.
During 2007, we determined that certain asset groups in the Americas and EMEA segments were impaired. The asset groups in the Americas segment were impaired because of the cessation of manufacturing at a facility in Canada. The asset group in the EMEA segment was impaired because of product portfolio management and product sourcing actions. We estimated the fair values of the asset groups based upon anticipated net proceeds from their sales and recognized impairment losses of $1.9 million and $1.4 million in the Americas and EMEA segments, respectively.
During 2006, we determined that certain asset groups in the Americas and EMEA segments were impaired. The asset groups in the Americas segment were impaired because of our decision to close three manufacturing facilities in the United States and one in Canada. The asset group in the EMEA segment was impaired because of product portfolio management actions we initiated. We estimated the fair values of the asset groups based upon anticipated net proceeds from their sales and recognized impairment losses of $8.6 million and $2.5 million in the Americas and EMEA segments, respectively.
Depreciation Expense
We recognized depreciation expense of $41.9 million, $41.1 million, and $33.1 million in 2008, 2007, and 2006, respectively. We also recognized depreciation expense of $2.7 million related to our discontinued operations in loss from discontinued operations during 2006.
Note 9: Intangible Assets
The carrying values of intangible assets were as follows:

	December 31, 2008			December 31, 2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)
Goodwill	$321,478	$—	$321,478	$648,882	$—	$648,882

Intangible assets subject to amortization:
Customer relations	$92,736	(13,074)	$79,662	$82,748	(9,341)	$73,407
Developed technology	52,100	(13,313)	38,787	32,764	(5,385)	27,379
Favorable contracts	1,094	(1,094)	—	1,094	(1,081)	13
Backlog	4,613	(4,613)	—	4,085	(4,085)	—

Total intangible assets subject to amortization	150,543	(32,094)	118,449	120,691	(19,892)	100,799
Trademarks	37,576	—	37,576	53,987	—	53,987

Intangible assets	$188,119	$(32,094)	$156,025	$174,678	$(19,892)	$154,786

Segment Allocation of Goodwill and Trademarks
The changes in the carrying amount of goodwill are as follows:

	December 31,			Translation	December 31,
	2007	Acquisitions	Impairment	Impact	2008
			(In thousands)
Americas Segment	$97,202	$—	$(35,509)	$—	$61,693
Wireless Segment	—	84,188	(29,541)	—	54,647
EMEA Segment	307,089	30,822	(243,460)	(19,128)	75,323
Asia Pacific Segment	100,907	644	(102,774)	1,223	—
Corporate	143,684	8,584	(22,453)	—	129,815

	$648,882	$124,238	$(433,737)	$(17,905)	$321,478

We believe that goodwill recognized at corporate benefits the entire Company because it represents acquirer-specific synergies unique to a previous acquisition.
The changes in the carrying amount of trademarks are as follows:

	December 31,			Translation	December 31,
	2007	Acquisitions	Impairment	Impact	2008
			(In thousands)
Americas Segment	$10,114	$—	$(1,120)	$—	$8,994
Wireless Segment	—	7,000	(3,267)	—	3,733
EMEA Segment	29,462	—	(8,695)	(1,157)	19,610
Asia Pacific Segment	14,411	—	(9,274)	102	5,239

	$53,987	$7,000	$(22,356)	$(1,055)	$37,576

Impairment
The annual measurement date for our goodwill impairment test is fiscal November month-end (November 23, 2008). Due to equity market conditions at that time and the difference between our market value and book value, the carrying amounts of certain reporting units exceeded their respective fair values resulting in a goodwill impairment charge of $433.7 million. We determined the estimated fair values of our reporting units by calculating the present values of their estimated future cash flows. In addition, the carrying amounts of certain trademarks exceeded their respective fair values resulting in a trademark impairment charge of $22.4 million. We determined the estimated fair values of our trademarks by calculating the present values of the estimated cash flows attributable to the respective trademarks. We did not recognize any goodwill or trademark impairment charges in 2007 and 2006.
Amortization Expense
We recognized amortization expense of $14.9 million, $10.6 million, and $2.8 million in 2008, 2007, and 2006, respectively. Of the $14.9 million recognized in 2008, $1.5 million is included in research and development costs in the statement of operations. We expect to recognize annual amortization expense of $15.8 million in 2009 and 2010, $14.2 million in 2011, $9.4 million in 2012, and $5.3 million in 2013.

Note 10: Other Long-Lived Assets
During 2008, we recognized a $5.0 million impairment of a cost method investment due to the decline in its estimated fair value. The decline in fair value was deemed to be other than temporary based on the investee’s inability to sustain an earnings capacity which would justify the carrying amount of the investment. The carrying value of the cost method investment was zero and $5.0 million as of December 31, 2008 and 2007, respectively.
Note 11: Accrued Liabilities
The carrying value of accrued liabilities was as follows:

	December 31,
	2008	2007
	(In thousands)
Wages, severance and related taxes	$72,985	$50,675
Employee benefits	25,429	18,604
Accrued rebates	20,496	29,254
Deferred revenue	17,507	—
Other (individual items less than 5% of total current liabilities)	44,384	61,496

Accrued liabilities	$180,801	$160,029

North America Restructuring
In 2006, we announced our decision to restructure certain North American operations in an effort to lower our manufacturing cost, starting with the construction of a new manufacturing facility in Mexico, and the closures of plants in Quebec, Illinois, Kentucky and South Carolina. We recognized severance costs totaling $2.5 million in cost of sales and $0.2 million in SG&A expense in the Americas segment in 2007. We recognized severance costs totaling $8.7 million in cost of sales in the Americas segment in 2006. As of December 31, 2008, these restructuring actions have been completed.
EMEA Restructuring
In 2008, we finalized certain plans to realign part of our EMEA operations in order to consolidate manufacturing capacity. We recognized $28.9 million of severance and other restructuring costs related to these realignment plans, including $23.9 million that was accounted for through purchase accounting and $5.0 million that was charged to the statement of operations ($4.8 million in SG&A expenses and $0.2 million in cost of sales). In prior years, we announced various decisions to restructure certain EMEA operations in an effort to reduce manufacturing floor space and overhead, starting with the closures of a manufacturing facility in Sweden and sales offices in the United Kingdom and Germany, as well as product portfolio actions in the Czech Republic and the Netherlands. We recognized severance costs totaling $8.2 million ($6.7 million in cost of sales and $1.5 million in SG&A expenses) in 2006 related to these restructuring actions. Through 2008, we have recognized severance and other restructuring costs totaling $44.7 million (including amounts accounted for through purchase accounting) related to these restructuring actions. We do not expect to recognize additional costs related to these restructuring actions.

Reduction in Force
Beginning in 2006, we identified certain positions throughout the organization for elimination in an effort to reduce production, selling, and administration costs. In 2008, we recognized severance costs totaling $0.6 million ($0.4 million in cost of sales and $0.2 million in SG&A expenses) related to North America position eliminations in the Americas segment. In 2007, we recognized severance costs in the Americas segment totaling $0.8 million ($0.1 million in cost of sales and $0.7 million in SG&A expenses) related to North America position eliminations. In 2006, we recognized severance costs totaling $3.5 million ($1.2 million in cost of sales and $2.3 million in SG&A expenses) related to worldwide position eliminations. Severance costs of $2.4 million, $1.0 million, and $0.1 million were recognized by the Americas segment, the EMEA segment, and the Asia Pacific segment, respectively. As of December 31, 2008, these restructuring actions have been completed.
Voluntary Separation Program
In 2007, we announced a voluntary separation program primarily for associates in the United States who were at least 50 years of age and had 10 years of service with the Company and recognized $0.7 million of severance costs primarily in the Americas segment. In 2008, we recognized $6.5 million of additional severance costs primarily in the Americas segment ($3.5 million in SG&A expenses and $3.0 million in cost of sales). We do not expect to recognize additional costs related to this program.
Global Restructuring
In the fourth quarter of 2008, we announced our decision to further streamline our manufacturing, sales and administrative functions worldwide in an effort to reduce costs and mitigate the weakening demand experienced throughout the global economy. We recognized severance costs totaling $26.3 million ($14.1 million in cost of sales and $12.2 million in SG&A expenses) in 2008 related to these restructuring actions. Severance costs of $18.9 million, $4.7 million, $2.1 million, and $0.6 million were recognized by the EMEA segment, the Americas segment, the Asia Pacific segment, and as corporate expenses, respectively. We may recognize up to $30 million of additional costs in 2009 related to these restructuring actions.

The table below sets forth restructuring activity that occurred during the last three years. The balances at each year-end are included in accrued liabilities.

				Voluntary
	North America	EMEA	Reduction	Separation	Global
	Restructuring	Restructuring	in Force	Program	Restructuring
	(In thousands)
Balance at December 31, 2005	$—	$7,698	$—	$—	$—
New charges:
One-time termination arrangement	8,731	—	3,501	—	—
Ongoing benefits arrangement	—	7,307	—	—	—
Special termination benefits	—	908	—	—	—
Cash payments	(1,095)	(11,949)	(124)	—	—
Foreign currency translation	(71)	577	(4)	—	—
Other adjustments	—	(59)	—	—	—

Balance at December 31, 2006	7,565	4,482	3,373	—	—
New charges:
One-time termination arrangement	2,736	—	768	—	—
Special termination benefits	—	—	—	707	—
Cash payments	(9,276)	(3,932)	(2,719)	—	—
Foreign currency translation	490	133	66	—	—
Other adjustments	(223)	76	(521)	—	—

Balance at December 31, 2007	1,292	759	967	707	—
New charges:
One-time termination arrangement	—	—	612	—	—
Ongoing benefits arrangement	—	4,986	—	—	26,290
Special termination benefits	—	—	—	6,479	—
Purchase accounting severance	—	23,850	—	—	—
Cash payments	(1,175)	(6,935)	(1,417)	(5,476)	(2,304)
Foreign currency translation	(14)	1,960	(1)	—	1,124
Other adjustments	(103)	(263)	(161)	(269)	(153)

Balance at December 31, 2008	$—	$24,357	$—	$1,441	$24,957

We continue to review our business strategies and evaluate further restructuring actions. This could result in additional severance and other charges in future periods.

Note 12: Long-Term Debt and Other Borrowing Arrangements
The carrying values of long-term debt and other borrowing arrangements were as follows:

	December 31,
	2008	2007
	(in thousands)
Senior subordinated notes, face amount of $350,000 due 2017, contractual interest rate 7.0%, effective interest rate 7.0%	$350,000	$350,000
Convertible subordinated notes, face amount of $110,000, contractual interest rate 4.0%, effective interest rate 6.0%	—	108,744
Senior secured credit facility, matures in 2011, interest based on LIBOR or the prime rate	240,000	—

Total debt and other borrowing arrangements	590,000	458,744
Less current maturities	—	(108,744)

Long-term debt and other borrowing arrangements	$590,000	$350,000

Senior Subordinated Notes
In 2007, we completed an offering of $350.0 million aggregate principal amount of 7.0% senior subordinated notes due 2017. The notes are guaranteed on a senior subordinated basis by certain of our domestic subsidiaries. The notes ranked senior to our convertible subordinated debentures, rank equal in right of payment with any of our future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our senior secured credit facility. Interest is payable semiannually on March 15 and September 15.
Convertible Subordinated Debentures
In 2007, we completed the exchange of $110.0 million aggregate principal of new 4.0% convertible subordinated debentures due 2023 for $110.0 million aggregate principal of the previous 4.0% convertible subordinated debentures due 2023. The new convertible debentures contained a net share settlement feature requiring us upon conversion to pay the principal amount in cash and to pay any conversion consideration in excess of the principal amount in shares of our common stock.
On July 14, 2008, we called all of our convertible subordinated debentures for redemption as of July 31, 2008. As a result of the call for redemption, holders of the debentures had the option to convert each $1,000 principal amount of their debentures and receive value in a combination of cash and shares equal to 56.8246 shares of Belden’s common stock (a conversion price of $17.598). All holders of the debentures elected to convert their debentures. We completed the conversion on August 29, 2008 and paid $110.0 million in cash and issued 3,343,509 shares of common stock. We financed the cash portion of the conversion through borrowings under our senior secured credit facility.
Medium-Term Notes
In 2007, we redeemed our medium-term notes in the aggregate principal amount of $62.0 million. In connection therewith, we paid a make-whole premium of $2.0 million which was recognized as other expense in the Consolidated Statements of Operations. The redemption was made with cash on hand.

Senior Secured Credit Facility
We have a senior secured credit facility with a $350.0 million commitment. The facility matures in January 2011, has a variable interest rate based on LIBOR or the prime rate and is secured by our overall cash flow and certain of our assets in the United States. At December 31, 2008, there was $240.0 million of outstanding borrowings under the facility at a 3.4% interest rate, and we had $103.2 million in available borrowing capacity, net of letters of credit. The facility contains certain financial covenants, including maintenance of maximum leverage and minimum fixed charge coverage ratios, with which we are required to comply. As of December 31, 2008, we were in compliance with these covenants.
Maturities
Maturities on outstanding long-term debt and other borrowings during each of the five years subsequent to December 31, 2008 are as follows (in thousands):

2009	$—
2010	—
2011	240,000
2012	—
2013	—
Thereafter	350,000

$590,000

Note 13: Income Taxes

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Income (loss) from continuing operations before taxes:
United States operations	$(96,303)	$93,864	$100,058
Foreign operations	(272,167)	106,249	12,218

	$(368,470)	$200,113	$112,276

Income tax expense (benefit):
Currently payable:
United States federal	$9,826	$10,960	$13,513
United States state and local	1,706	3,165	409
Foreign	19,627	25,370	7,895

	31,159	39,495	21,817
Deferred:
United States federal	(16,956)	21,163	15,946
United States state and local	1,425	1,227	2,869
Foreign	(22,272)	2,033	81

	(37,803)	24,423	18,896

Total income tax expense (benefit)	$(6,644)	$63,918	$40,713

	Years Ended December 31,
	2008	2007	2006
Effective income tax rate reconciliation:
United States federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes	0.4%	2.1%	2.9%
Impact of change in deferred tax asset valuation allowance	1.0%	(2.9)%	3.3%
Impact of change in tax contingencies	(0.3)%	0.6%	(4.3)%
Impact of foreign income tax rate differences	(6.9)%	(2.7)%	(0.2)%
Impact of goodwill impairment charge	(28.0)%	0.0%	0.0%
Other	0.6%	(0.2)%	(0.4)%

	1.8%	31.9%	36.3%

Deferred income taxes have been established for differences in the basis of assets and liabilities for financial statement and tax reporting purposes as adjusted by a tax sharing agreement with Cooper Industries Ltd., our former parent. This tax agreement requires us to pay Cooper most of the tax benefits resulting from basis adjustments arising from an initial public offering on October 6, 1993. The effect of the Cooper tax agreement is to put us in the same financial position we would have been in had there been no increase in the tax basis of our assets (except for a retained 10% benefit). The retained 10% benefit reduced income tax expense for 2008, 2007, and 2006 by $1.5 million, $1.5 million, and $1.2 million, respectively. Included in taxes paid for 2008, 2007, and 2006 were $1.3 million, $38.9 million, and $10.4 million, respectively, paid to Cooper in accordance with the tax agreement.

	December 31,
	2008	2007
	(In thousands)
Components of deferred income tax balances:
Deferred income tax liabilities:
Plant, equipment and intangibles	$(85,667)	$(105,385)

Deferred income tax assets:
Postretirement and pension accruals	30,883	14,462
Reserves and accruals	32,524	36,681
Net operating loss carryforwards	73,024	27,996
Valuation allowances	(32,428)	(23,765)

	104,003	55,374

Net deferred income tax asset (liability)	$18,336	$(50,011)

	December 31,
	2008			2007
	Current	Noncurrent	Total	Current	Noncurrent	Total
	(In thousands)
Deferred income tax assets	$22,606	$81,397	$104,003	$28,129	$27,245	$55,374

Deferred income tax liabilities	—	(85,667)	(85,667)	—	(105,385)	(105,385)

	$22,606	$(4,270)	$18,336	$28,129	$(78,140)	$(50,011)

In 2008, the change in deferred income tax liabilities is primarily due to the impairment of goodwill and other intangibles. The change in deferred income tax assets stems primarily from the change in the benefit obligation for pension plans and from the net operating losses assumed in the acquisition of Trapeze, partially offset by valuation allowances on a portion of those net operating losses.

As of December 31, 2008, we had $314.2 million of net operating loss carryforwards and $3.8 million of tax credit carryforwards, as adjusted by the Cooper tax agreement. Unless otherwise utilized, net operating loss carryforwards will expire as follows: $7.7 million in 2009, $36.6 million between 2011 and 2013, and $193.8 million between 2014 and 2027. Net operating losses with an indefinite carryforward period total $76.1 million. Unless otherwise utilized, tax credit carryforwards of $1.8 million will expire in 2018. Tax credit carryforwards with an indefinite carryforward period total $2.0 million. The net operating loss carryforwards expiring in 2009 through 2011 will not have a significant impact on the effective tax rate because of deferred tax asset valuation allowances recorded for those loss carryforwards.
Our foreign subsidiaries incurred a loss before taxes of $272.2 million in 2008. Upon distribution of foreign subsidiary income, we may be subject to United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of these earnings.
In 2008, we recognized a $6.0 million increase to reserves for uncertain tax positions. Of this $6.0 million, $3.8 million increased goodwill rather than increasing tax expense, as the liabilities and interest relate to pre-acquisition periods of acquired companies. A reconciliation of the beginning and ending gross amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2008	$5,728
Additions based on tax positions related to the current year	768
Additions for tax positions of prior years	4,555
Reductions for tax positions of prior years	(494)

Balance at December 31, 2008	$10,557

The balance of $10.6 million at December 31, 2008, is comprised of tax positions that, if recognized, would impact the effective tax rate.
As of December 31, 2008, we believe it is reasonably possible that the total amount of unrecognized tax benefits related to two audits may significantly change within the next twelve months. First, we believe that several uncertain positions stemming from an audit by the Canada Revenue Agency of a Canadian subsidiary of ours, and that are currently under appeal, are likely to be settled in 2009. Second, we believe that an ongoing audit of a German subsidiary of ours by the German tax authorities is likely to be concluded in 2009. An estimate of the range of reasonably possible changes cannot be made at this time.
Our practice is to recognize interest accrued related to uncertain tax positions in interest expense and penalties in operating expenses. During 2008, 2007, and 2006 we recognized approximately $1.2 million, $0.1 million and $0.3 million, respectively, in interest expense and penalties. We have approximately $1.8 million, $0.5 million and $1.1 million for the payment of interest and penalties accrued at December 31, 2008, 2007 and 2006, respectively.
Our federal income tax returns for the tax years 2005 and later remain subject to examination by the Internal Revenue Service. Our state income tax returns for the tax years 2003 and later remain subject to examination by various state taxing authorities. Our foreign income tax returns for the tax years 2002 and later remain subject to examination by various foreign taxing authorities.

Note 14: Pension and Other Postretirement Benefits
On December 31, 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement required us to recognize 1) the funded status of each of our benefit plans—measured as the difference between plan assets at fair value and the benefit obligation—in our statement of financial position, 2) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, 3) measure defined benefit plan assets and obligations as of the date of our fiscal year-end statement of financial position, and 4) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.
Substantially all employees in Canada, the Netherlands, the United Kingdom, the United States and certain employees in Germany are covered by defined benefit or defined contribution pension plans. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the funded pension plans we sponsor are maintained in various trusts and are invested primarily in equity and fixed income securities.
Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation. Defined contribution expense for 2008, 2007, and 2006 was $9.1 million, $8.8 million, and $8.9 million, respectively.
We sponsor unfunded postretirement medical and life insurance benefit plans for certain of our employees in Canada and the United States. The medical benefit portion of the United States plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.
The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets as well as a statement of the funded status and balance sheet reporting for these plans.

	Pension Benefits		Other Benefits
Years Ended December 31,	2008	2007	2008	2007
	(In thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$(229,955)	$(184,618)	$(46,010)	$(45,485)
Service cost	(5,577)	(6,348)	(134)	(418)
Interest cost	(12,444)	(11,804)	(2,494)	(2,409)
Participant contributions	(96)	(111)	(24)	(30)
Plan amendments	(42)	—	—	879
Actuarial gain	7,254	17,988	3,927	743
Acquisitions	—	(54,334)	—	—
Liability curtailments	—	2,602	—	2,589
Liability settlements	(1,621)	—	—	—
Special termination benefits	—	(1,104)	—	(170)
Foreign currency exchange rate changes	14,377	(9,846)	5,305	(4,723)
Benefits paid	31,034	17,620	2,831	3,014

Benefit obligation, end of year	$(197,070)	$(229,955)	$(36,599)	$(46,010)

	Pension Benefits		Other Benefits
Years Ended December 31,	2008	2007	2008	2007
	(In thousands)
Change in Plan Assets:
Fair value of plan assets, beginning of year	$179,060	$171,379	$—	$—
Actual return on plan assets	(34,871)	8,828	—	—
Employer contributions	15,903	12,227	2,807	2,984
Plan participant contributions	96	111	24	30
Foreign currency exchange rate changes	(15,103)	4,135	—	—
Benefits paid	(31,034)	(17,620)	(2,831)	(3,014)

Fair value of plan assets, end of year	$114,051	$179,060	$—	$—

	Pension Benefits		Other Benefits
Years Ended December 31,	2008	2007	2008	2007
	(In thousands)
Funded Status:
Funded status	$(83,022)	$(50,895)	$(36,599)	$(46,010)
Unrecognized net actuarial loss	56,410	18,543	4,436	8,535
Unrecognized prior service cost	477	454	(876)	(1,257)

Accrued benefit cost	$(26,135)	$(31,898)	$(33,039)	$(38,732)

	Pension Benefits		Other Benefits
December 31,	2008	2007	2008	2007
	(In thousands)
Amounts recongized in the balance sheets:
Prepaid benefit cost	$7,796	$10,802	$—	$—
Accrued benefit liability (current)	(4,355)	(6,286)	(2,803)	(3,246)
Accrued benefit liability (noncurrent)	(86,460)	(55,411)	(33,796)	(42,673)
Noncurrent deferred taxes	22,992	7,787	2,004	2,875
Accumulated other comprehensive income	33,892	11,210	1,556	4,312

Net amount recognized	$(26,135)	$(31,898)	$(33,039)	$(38,732)

In 2007, the change in benefit obligation for pension plans stems primarily from the liabilities assumed in the acquisition of Hirschmann, the use of lower discount rates in 2007 than in 2006, and the impact of the curtailment with respect to the Canadian pension plans. In 2008, the change in benefit obligation for pension plans stems primarily from the use of higher discount rates in 2008 than in 2007 and the currency effect of pension plans outside the United States at December 31, 2008, than at December 31, 2007.
The accumulated benefit obligation for all defined benefit pension plans was $193.4 million and $225.6 million at December 31, 2008 and 2007, respectively.
The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $169.3 million, $165.7 million, and $78.5 million, respectively, as of December 31, 2008 and $70.5 million, $69.0 million, and $9.6 million, respectively, as of December 31, 2007. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation less than plan assets were $27.8 million, $27.7 million, and $35.6 million, respectively, as of December 31, 2008, were $159.5 million, $156.6 million, and $169.4 million, respectively, as of December 31, 2007.

The following table provides the components of net periodic benefit costs for the plans.

	Pension Benefits			Other Benefits
Years Ended December 31,	2008	2007	2006	2008	2007	2006
	(In thousands)
Components of net periodic benefit cost:
Service cost	$5,577	$6,348	$6,163	$134	$418	$646
Interest cost	12,444	11,804	9,146	2,494	2,409	2,326
Expected return on plan assets	(12,150)	(12,266)	(10,814)	—	—	—
Amortization of prior service cost	14	14	(27)	(210)	(106)	(106)
Curtailment loss (gain)	1,674	(2,373)	—	—	(938)	—
Special termination benefits	—	1,104	—	—	—	—
Settlement of liabilities	—	—	(45)	—	—	—
Net loss recognition	1,378	2,254	2,502	685	610	687

Net periodic benefit cost	$8,937	$6,885	$6,925	$3,103	$2,393	$3,553

The following table presents the assumptions used in determining the benefit obligations and the net periodic benefit cost amounts.

	Pension Benefits		Other Benefits
December 31,	2008	2007	2008	2007
Weighted average assumptions for benefit obligations at year end:
Discount rate	6.3%	5.9%	6.8%	5.9%
Salary increase	4.0%	3.8%	N/A	N/A

Weighted average assumptions for net periodic cost for the year:
Discount rate	5.9%	5.4%	5.9%	5.3%
Salary increase	3.8%	4.0%	N/A	N/A
Expected return on assets	7.3%	7.3%	N/A	N/A

Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	9.3%	10.0%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2017	2015
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in the assumed health care cost trend rates would have the following effects on 2008 expense and year-end liabilities.

	1% Increase	1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$237	$(202)
Effect on postretirement benefit obligation	$3,140	$(2,715)

The following table reflects the pension plans’ actual and target asset allocations.

	Target	Actual	Actual
December 31,	2009	2008	2007
Asset Category:
Equity securities	58%	55%	60%
Debt securities	42%	45%	40%
Real estate	0%	0%	0%
Other	0%	0%	0%

Total	100%	100%	100%

Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 25% in debt securities and 75% in equity securities and for our pension plans where the majority of the participants are in payment or terminated vested status is 75%-80% in debt securities and 20%-25% in equity securities. The plans only invest in debt and equity instruments for which there is a ready public market. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and debt securities of the type in which our plans invest.
The following table reflects the benefits as of December 31, 2008 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans as well as Medicare subsidy receipts. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans.

			Medicare
	Pension	Other	Subsidy
	Plans	Plans	Receipts
	(In thousands)
2009	$15,148	$3,188	$293
2010	16,019	3,229	290
2011	15,916	3,259	281
2012	16,508	3,280	271
2013	15,823	3,244	258
2014-2018	86,028	15,206	1,045

Total	$165,442	$31,406	$2,438

We anticipate contributing $20.6 million and $2.9 million to our pension and other postretirement plans, respectively, during 2009.

The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefits cost at December 31, 2008, the changes in these amounts during the year ended December 31, 2008, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2009 are as follows.

	Pension	Other
	Benefits	Benefits
	(In thousands)
Components of accumulated other comprehensive income:
Net actuarial loss	$56,410	$4,436
Net prior service cost (credit)	477	(876)

	$56,887	$3,560

	Pension	Other
	Benefits	Benefits
	(In thousands)
Changes in accumulated other comprehensive income:
Net actuarial loss, beginning of year	$18,544	$8,535
Amortization cost	(1,378)	(685)
Liability gain	(7,247)	(3,927)
Asset loss	47,023	—
Recognition of settlement gain	(1,674)	—
Other	1,621	—
Currency impact	(479)	513

Net actuarial loss, end of year	$56,410	$4,436

Prior service cost, beginning of year	$454	$(1,257)
Amortization cost	(14)	210
Plan amendment	37	—
Currency impact	—	171

Prior service cost, end of year	$477	$(876)

	Pension	Other
	Benefits	Benefits
	(In thousands)
Expected 2009 amortization:
Amortization of prior service cost	$20	$(196)
Amortization of net losses	2,349	513

	$2,369	$317

Note 15: Share-Based Compensation
Compensation cost charged against income, primarily SG&A expense, and the income tax benefit recognized for our share-based compensation arrangements is included below:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Total share-based compensation cost	$13,568	$10,562	$5,765
Income tax benefit	4,803	3,919	2,214
We currently have outstanding stock appreciation rights (SARs), stock options, restricted stock shares, restricted stock units with service vesting conditions, and restricted stock units with performance vesting conditions. We grant SARs and stock options with an exercise price equal to the market price of our common stock on the grant date. Generally, SARs may be converted into shares of our common stock in equal amounts on each of the first 3 anniversaries of the grant date and expire 10 years from the grant date. Stock options generally become exercisable in equal amounts on each of the first 3 anniversaries of the grant date and expire 10 years from the grant date. Certain awards provide for accelerated vesting if there is a change in control of the Company. Both restricted stock shares and units with service conditions generally vest 3 or 5 years from the grant date. Restricted stock units with performance conditions begin to vest upon satisfaction of certain financial performance conditions on the first anniversary of their grant date and then vest ratably on the second and third anniversaries of their grant date. If the financial performance conditions are not satisfied, the restricted stock units are forfeited.
We recognize compensation cost for all awards based on their fair values. The fair values for SARs and stock options are estimated on the grant date using the Black-Scholes-Merton option-pricing formula which incorporates the assumptions noted in the following table. Expected volatility is based on historical volatility, and expected term is based on historical exercise patterns of option holders. The fair value of restricted stock shares and units is the market price of our common stock on the date of grant. Compensation costs for awards with service conditions are amortized to expense using the straight-line method. Compensation costs for awards with performance conditions are amortized to expense using the graded attribution method.

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except weighted average
	fair value and assumptions)
Weighted-average fair value of SARs and options granted	$15.56	$21.75	$11.37
Total intrinsic value of SARs converted and options exercised	3,377	23,112	20,516
Cash received for options exercised	6,103	32,335	38,808
Excess tax benefits realized from equity award activity	1,279	8,533	7,369
Weighted-average fair value of restricted stock shares and units granted	33.10	44.67	28.96
Total fair value of restricted stock shares and units vested	3,541	434	997
Expected volatility	37.21%	37.85%	36.92%
Expected term (in years)	6.1	6.2	6.5
Risk-free rate	3.11%	4.71%	4.54%
Dividend yield	0.51%	0.41%	0.76%

	SARs and Stock Options				Restricted Shares and Units
			Weighted-
		Weighted-	Average			Weighted-
		Average	Remaining	Aggregate		Average
		Exercise	Contractual	Intrinsic		Grant-Date
	Number	Price	Term	Value	Number	Fair Value
	(In thousands, except exercise prices, fair values, and contractual terms)
Outstanding at January 1, 2008	2,031	$29.04			515	$33.61
Granted	579	38.93			320	33.10
Exercised or converted	(255)	25.90			(98)	36.12
Forfeited or expired	(124)	37.92			(159)	40.91

Outstanding at December 31, 2008	2,231	$31.48	7.0	$947	578	$30.90

Vested or expected to vest at December 31, 2008	2,109	$30.87	6.9	$951
Exercisable or convertible at December 31, 2008	1,319	24.82	5.8	951
At December 31, 2008, the total unrecognized compensation cost related to all nonvested awards was $18.5 million. That cost is expected to be recognized over a weighted-average period of 2.0 years.
Historically, we have issued treasury shares, if available, to satisfy award conversions and exercises.
Note 16: Stockholder Rights Plan
Under our Stockholder Rights Plan, each share of our common stock generally has “attached” to it one preferred share purchase right. Each right, when exercisable, entitles the holder to purchase 1/1000th of a share of our Junior Participating Preferred Stock Series A at a purchase price of $150.00 (subject to adjustment). Each 1/1000th of a share of Series A Junior Participating Preferred Stock will be substantially equivalent to one share of our common stock and will be entitled to one vote, voting together with the shares of common stock.
The rights will become exercisable only if, without the prior approval of the Board of Directors, a person or group of persons acquires or announces the intention to acquire 20% or more of our common stock. If we are acquired through a merger or other business combination transaction, each right will entitle the holder to purchase $300.00 worth of the surviving company’s common stock for $150.00 (subject to adjustment). In addition, if a person or group of persons acquires 20% or more of our common stock, each right not owned by the 20% or greater shareholder would permit the holder to purchase $300.00 worth of our common stock for $150.00 (subject to adjustment). The rights are redeemable, at our option, at $.01 per right at any time prior to an announcement of a beneficial owner of 20% or more of our common stock then outstanding. The rights expire on December 9, 2016.
Note 17: Operating Leases
Operating lease expense incurred primarily for office space, machinery and equipment was $27.1 million, $19.6 million, and $13.8 million in 2008, 2007, and 2006, respectively.

Minimum annual lease payments for noncancelable operating leases in effect at December 31, 2008 are as follows (in thousands):

2009	$17,936
2010	14,466
2011	11,816
2012	8,295
2013	6,288
Thereafter	29,624

$88,425

Certain of our operating leases include step rent provisions and rent escalations. We include these step rent provisions and rent escalations in our minimum lease payments obligations and recognize them as a component of rental expense on a straight-line basis over the minimum lease term.
Note 18: Market Concentrations and Risks
Concentrations of Credit
We sell our products to many customers in several markets across multiple geographic areas. The ten largest customers, primarily the larger distributors and communications companies, constitute in aggregate approximately 32%, 34% and 46% of revenues in 2008, 2007, and 2006, respectively.
Unconditional Copper Purchase Obligations
At December 31, 2008, we were committed to purchase approximately 1.8 million pounds of copper at an aggregate cost of $3.3 million. At December 31, 2008, the fixed cost of this purchase was $0.8 million over the market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange. These commitments will mature in 2009.
Labor
Approximately 21% of our labor force is covered by collective bargaining agreements at various locations around the world. Approximately 16% of our labor force is covered by collective bargaining agreements that we expect to renegotiate during 2009.
International Operations
The carrying amounts of net assets belonging to our international operations were as follows:

	December 31,
	2008	2007
	(In thousands)
Canada and Latin America	$89,270	$153,304
Europe, Africa and Middle East	133,557	356,103
Asia Pacific	142,689	226,760

Fair Value of Financial Instruments
Our financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of cash and cash equivalents, trade receivables, and trade payables at December 31, 2008 are considered representative of their respective fair values. The carrying amount of our debt instruments at December 31, 2008 was $590.0 million. The fair value of our debt instruments at December 31, 2008 was approximately $485.0 million based on sales prices of the debt instruments from recent trading activity. Included in this amount is an estimated $245.0 million fair value of senior subordinated notes with a face value of $350.0 million and an estimated $240.0 million fair value of borrowings under our senior secured credit facility.
Note 19: Contingent Liabilities
General
Various claims are asserted against us in the ordinary course of business including those pertaining to income tax examinations and product liability, customer, employment, vendor and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, operating results, or cash flow.
Letters of Credit, Guarantees and Bonds
At December 31, 2008, we were party to unused standby letters of credit and unused bank guarantees totaling $6.2 million and $7.2 million, respectively. We also maintain bonds totaling $2.6 million in connection with workers compensation self-insurance programs in several states, taxation in Canada, and the importation of product into the United States and Canada.
Note 20: Supplemental Cash Flow Information
Supplemental cash flow information is as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Income tax refunds received	$1,997	$1,968	$1,548
Income taxes paid	(54,025)	(55,898)	(29,212)
Interest paid, net of amount capitalized	(32,281)	(21,740)	(14,122)
Note 21: Share Repurchases
In 2007, the Board of Directors authorized the Company to repurchase up to $100.0 million of common stock in the open market or in privately negotiated transactions. In 2008, we completed the share repurchase program and repurchased 1,753,794 shares of our common stock at an aggregate cost of $68.3 million, an average price per share of $38.96. From the inception of the share repurchase program in August 2007 through its completion, we repurchased a total of 2,430,594 shares of our common stock at an aggregate cost of $100.0 million, an average price per share of $41.14.

Note 22: Quarterly Operating Results (unaudited)

2008	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	90	91	91	94	366
Revenues	$511,826	$556,303	$520,494	$417,267	$2,005,890
Gross profit	145,817	166,473	153,652	97,740	563,682
Operating income (loss)	26,598	65,858	47,738	(482,382)	(342,188)
Net income (loss)	12,885	41,805	31,534	(448,050)	(361,826)
Basic income (loss) per share	$0.29	$0.96	$0.71	$(9.64)	$(8.10)
Diluted income (loss) per share	$0.27	$0.88	$0.67	$(9.64)	$(8.10)

2007	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	84	91	91	99	365
Revenues	$336,703	$549,943	$561,611	$584,584	$2,032,841
Gross profit	90,689	151,200	157,697	161,784	561,370
Operating income	37,248	51,729	72,497	59,262	220,736
Net income	22,014	29,869	49,087	35,225	136,195
Basic income per share	$0.50	$0.66	$1.09	$0.79	$3.03
Diluted income per share	$0.44	$0.59	$0.98	$0.71	$2.71
Included in the first quarter, third quarter, and fourth quarter of 2008 are goodwill and other asset impairment charges of $11.5 million, $0.8 million, and $464.2 million, respectively. Included in the first quarter and second quarter of 2007 are asset impairment charges of $1.4 million and $1.9 million, respectively.
Note 23: Supplemental Guarantor Information
In 2007, Belden Inc. (the Issuer) issued $350.0 million aggregate principal amount of 7.0% senior subordinated notes due 2017. The notes ranked senior to our convertible subordinated debentures, rank equal in right of payment with any of our future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our senior secured credit facility. Interest is payable semiannually on March 15 and September 15. Belden Inc. and its current and future material domestic subsidiaries have fully and unconditionally guaranteed the notes on a joint and several basis. The following consolidating financial information presents information about the Issuer, guarantor subsidiaries and non-guarantor subsidiaries. Investments in subsidiaries are accounted for on the equity basis. Intercompany transactions are eliminated.

Supplemental Condensed Consolidating Balance Sheets

	December 31, 2008
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$130	$57,522	$169,761	$—	$227,413
Receivables, net	—	83,923	208,313	—	292,236
Inventories, net	—	110,018	106,004	—	216,022
Deferred income taxes	—	(12,344)	34,950	—	22,606
Other current assets	1,782	7,133	25,911	—	34,826

Total current assets	1,912	246,252	544,939	—	793,103
Property, plant and equipment, less accumulated depreciation	—	123,530	201,039	—	324,569
Goodwill	—	243,233	78,245	—	321,478
Intangible assets, less accumulated amortization	—	83,586	72,439	—	156,025
Investment in subsidiaries	838,088	362,329	—	(1,200,417)	—
Other long-lived assets	7,753	2,323	43,312	—	53,388

	$847,753	$1,061,253	$939,974	$(1,200,417)	$1,648,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$49,738	$111,006	$—	$160,744
Accrued liabilities	12,723	56,290	111,788	—	180,801

Total current liabilities	12,723	106,028	222,794	—	341,545

Long-term debt	590,000	—	—	—	590,000
Postretirement benefits	—	49,561	70,695	—	120,256
Deferred income taxes	—	(14,366)	18,636	—	4,270
Other long-term liabilities	9,991	5,807	5,826	—	21,624
Intercompany accounts	130,852	(386,116)	255,264	—	—
Total stockholders’ equity	104,187	1,300,339	366,759	(1,200,417)	570,868

	$847,753	$1,061,253	$939,974	$(1,200,417)	$1,648,563

	December 31, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$—	$13,947	$146,017	$—	$159,964
Receivables, net	—	100,091	273,017	—	373,108
Inventories, net	—	119,585	137,955	—	257,540
Deferred income taxes	(449)	(6,509)	35,087	—	28,129
Other current assets	1,978	4,910	10,496	—	17,384

Total current assets	1,529	232,024	602,572	—	836,125
Property, plant and equipment, less accumulated depreciation	—	133,882	235,921	—	369,803
Goodwill	—	248,604	400,278	—	648,882
Intangible assets, less accumulated amortization	—	54,019	100,767	—	154,786
Investment in subsidiaries	923,888	647,642	—	(1,571,530)	—
Other long-lived assets	7,709	5,547	45,540	—	58,796

	$933,126	$1,321,718	$1,385,078	$(1,571,530)	$2,068,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,037	$59,073	$128,908	$—	$190,018
Accrued liabilities	12,381	64,153	83,495		160,029
Current maturities of long-term debt	108,744	—	—	—	108,744

Total current liabilities	123,162	123,226	212,403	—	458,791

Long-term debt	350,000	—	—	—	350,000
Postretirement benefits	—	15,486	82,598	—	98,084
Deferred income taxes	—	41,932	36,208	—	78,140
Other long-term liabilities	5,250	2,597	2,068	—	9,915
Intercompany accounts	(79,093)	(246,038)	325,131	—	—
Temporary equity	1,256	—	—	—	1,256
Total stockholders’ equity	532,551	1,384,515	726,670	(1,571,530)	1,072,206

	$933,126	$1,321,718	$1,385,078	$(1,571,530)	$2,068,392

Supplemental Condensed Consolidating Statements of Operations

	Year Ended December 31, 2008
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Revenues	$—	$973,255	$1,239,693	$(207,058)	$2,005,890
Cost of sales	—	(711,501)	(937,765)	207,058	(1,442,208)

Gross profit	—	261,754	301,928	—	563,682
Selling, general and administrative expenses	(267)	(159,847)	(202,008)	—	(362,122)
Research and development	—	(15,432)	(34,657)	—	(50,089)
Amortization of intangibles	—	(5,513)	(7,927)	—	(13,440)
Loss on sale of assets	—	—	(3,727)	—	(3,727)
Goodwill and other asset impairment	—	(117,308)	(359,184)	—	(476,492)

Operating income (loss)	(267)	(36,346)	(305,575)	—	(342,188)
Interest expense	(36,073)	29	(1,864)	—	(37,908)
Interest income	—	445	4,855	—	5,300
Other income	—	—	6,326	—	6,326
Intercompany income (expense)	13,037	(20,054)	7,017	—	—
Income (loss) from equity investment in subsidiaries	(347,358)	(284,960)	—	632,318	—

Income (loss) from continuing operations before taxes	(370,661)	(340,886)	(289,241)	632,318	(368,470)
Income tax benefit (expense)	8,835	(6,472)	4,281	—	6,644

Net income (loss)	$(361,826)	$(347,358)	$(284,960)	$632,318	$(361,826)

	Year Ended December 31, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Revenues	$—	$1,057,939	$1,226,602	$(251,700)	$2,032,841
Cost of sales	—	(787,152)	(936,019)	251,700	(1,471,471)

Gross profit	—	270,787	290,583	—	561,370
Selling, general and administrative expenses	(969)	(151,935)	(164,577)	—	(317,481)
Research and development	—	(603)	(17,240)	—	(17,843)
Amortization of intangibles	—	(2,259)	(8,345)	—	(10,604)
Goodwill and other asset impairment	—	—	(3,262)	—	(3,262)
Gain on sale of assets	—	716	7,840	—	8,556

Operating income (loss)	(969)	116,706	104,999	—	220,736
Interest expense	(28,917)	(110)	61	—	(28,966)
Interest income	—	2,827	3,717	—	6,544
Other income (expense)	—	(2,016)	3,815	—	1,799
Intercompany income (expense)	15,171	(11,006)	(4,165)	—	—
Income (loss) from equity investment in subsidiaries	145,745	81,006	—	(226,751)	—

Income (loss) before taxes	131,030	187,407	108,427	(226,751)	200,113
Income tax benefit (expense)	5,165	(41,662)	(27,421)	—	(63,918)

Net income (loss)	$136,195	$145,745	$81,006	$(226,751)	$136,195

	Year Ended December 31, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Revenues	$—	$994,843	$714,504	$(213,536)	$1,495,811
Cost of sales	—	(757,141)	(618,893)	213,536	(1,162,498)

Gross profit	—	237,702	95,611	—	333,313
Selling, general and administrative expenses	(552)	(132,960)	(68,785)	—	(202,297)
Amortization of intangibles	—	(2,251)	(591)	—	(2,842)
Gain on sale of assets	—	—	1,383	—	1,383
Goodwill and other asset impairment	—	(4,835)	(6,244)	—	(11,079)

Operating income (loss)	(552)	97,656	21,374	—	118,478
Interest expense	(5,466)	(7,562)	(68)	—	(13,096)
Interest income	—	4,486	2,595	—	7,081
Intercompany income (expense)	5,744	281	(6,025)	—	—
Income (loss) from equity investment in subsidiaries	66,113	4,085	—	(70,198)	—
Other expense	—	—	(187)	—	(187)

Income (loss) from continuing operations before taxes	65,839	98,946	17,689	(70,198)	112,276
Income tax benefit (expense)	96	(32,833)	(7,976)	—	(40,713)

Income (loss) from continuing operations	65,935	66,113	9,713	(70,198)	71,563
Loss from discontinued operations, net of tax	—	—	(1,330)	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	(4,298)	—	(4,298)

Net income (loss)	$65,935	$66,113	$4,085	$(70,198)	$65,935

Supplemental Condensed Consolidating Cash Flow Statements

	Year Ended December 31, 2008
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Net cash provided by (used for) operating activities	$206,284	$(64,730)	$32,320	$—	$173,874
Cash flows from investing activities:
Cash used to invest in or acquire businesses	(136,032)	(3,009)	(8,343)	—	(147,384)
Capital expenditures	—	(19,607)	(33,954)	—	(53,561)
Proceeds from disposal of tangible assets	—	679	40,219	—	40,898

Net cash provided by (used for) investing activities	(136,032)	(21,937)	(2,078)	—	(160,047)
Cash flows from financing activities:
Borrowings under credit arrangements	240,000	—	—	—	240,000
Payments under borrowing arrangements	(110,000)	—	—	—	(110,000)
Payments under share repurchase program	(68,336)	—	—	—	(68,336)
Cash dividends paid	(8,926)	—	—	—	(8,926)
Proceeds from exercises of stock options	6,103	—	—	—	6,103
Excess tax benefits related to share-based payments	1,279	—	—	—	1,279
Intercompany capital contributions	(130,242)	130,242	—	—	—

Net cash provided by (used for) financing activities	(70,122)	130,242	—	—	60,120
Effect of currency exchange rate changes on cash and cash equivalents	—	—	(6,498)	—	(6,498)

Increase in cash and cash equivalents	130	43,575	23,744	—	67,449
Cash and cash equivalents, beginning of year	—	13,947	146,017	—	159,964

Cash and cash equivalents, end of year	$130	$57,522	$169,761	$—	$227,413

	Year Ended December 31, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Net cash provided by (used for) operating activities	$(224,116)	$235,598	$194,074	$—	$205,556
Cash flows from investing activities:
Cash used to invest in or acquire businesses	—	—	(589,816)	—	(589,816)
Capital expenditures	—	(33,668)	(29,833)	—	(63,501)
Proceeds from disposal of tangible assets	—	11,023	49,159	—	60,182
Cash provided by other investing activities	—	—	2,911	—	2,911

Net cash used for investing activities	—	(22,645)	(567,579)	—	(590,224)
Cash flows from financing activities:
Borrowings under credit arrangements	566,000	—	—	—	566,000
Payments under borrowing arrangements	(216,000)	(62,000)	—	—	(278,000)
Payments under share repurchase program	(31,664)	—	—	—	(31,664)
Cash dividends paid	(9,026)	—	—	—	(9,026)
Debt issuance costs	(11,070)	—	—	—	(11,070)
Proceeds from exercises of stock options	32,335	—	—	—	32,335
Excess tax benefits related to share-based payments	8,533	—	—	—	8,533
Intercompany capital contributions	(114,992)	(273,619)	388,611	—	—

Net cash provided by (used for) financing activities	224,116	(335,619)	388,611	—	277,108
Effect of currency exchange rate changes on cash and cash equivalents	—	—	13,373	—	13,373

Increase (decrease) in cash and cash equivalents	—	(122,666)	28,479	—	(94,187)
Cash and cash equivalents, beginning of year	—	136,613	117,538	—	254,151

Cash and cash equivalents, end of year	$—	$13,947	$146,017	$—	$159,964

	Year Ended December 31, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)
Net cash provided by (used for) operating activities	$(36,378)	$126,108	$51,426	$—	$141,156
Cash flows from investing activities:
Cash used to invest in or acquire businesses	—	(5,000)	(6,715)	—	(11,715)
Capital expenditures	—	(16,074)	(5,589)	—	(21,663)
Proceeds from disposal of tangible assets	—	89	33,970	—	34,059
Cash used for other investing activities	—	(2,146)	—	—	(2,146)

Net cash provided by (used for) investing activities	—	(23,131)	21,666	—	(1,465)
Cash flows from financing activities:
Payments under borrowing arrangements	—	(59,000)	(51)	—	(59,051)
Cash dividends paid	(8,736)	—	—	—	(8,736)
Debt issuance costs	(1,063)	—	—	—	(1,063)
Proceeds from exercises of stock options	38,808	—	—	—	38,808
Excess tax benefits related to share-based payments	7,369	—	—	—	7,369

Net cash provided by (used for) financing activities	36,378	(59,000)	(51)	—	(22,673)
Effect of currency exchange rate changes on cash and cash equivalents	—	—	2,495	—	2,495

Increase in cash and cash equivalents	—	43,977	75,536	—	119,513
Cash and cash equivalents, beginning of year	—	92,636	42,002	—	134,638

Cash and cash equivalents, end of year	$—	$136,613	$117,538	$—	$254,151